Exhibit 99.1

Praxair Reports Record First Quarter; Raises Full-Year Guidance

  Adjusted diluted EPS of 99 cents up 22% versus prior year excluding 3 cent pension settlement charge*
  Sales growth of 22% versus 2007
  Operating cash flow of $379 million; return on capital of 14.8%*

DANBURY, Conn.--(BUSINESS WIRE)--Praxair, Inc. (NYSE: PX) reported first quarter net income of $307 million and diluted earnings per share of 96 cents, including the impact of a $17 million or 3 cent pension settlement charge. Excluding the pension charge, net income was $318 million and diluted earnings per share was 99 cents, compared to $265 million and 81 cents, respectively, in the prior-year quarter. This represents net income and earnings per share growth of 20% and 22%, respectively, versus the prior-year quarter.*

Sales in the first quarter were a record $2,663 million, up 22% versus $2,175 in the first quarter of 2007. Praxair achieved strong sales growth in every geographic region. Growth came primarily from new business, plant start-ups, and strong pricing trends.

Operating profit, excluding the pension settlement charge, was $499 million, 24% above $403 million in the prior-year quarter.* Improved pricing and cost savings from productivity programs contributed to the strong operating leverage.

Cash flow from operations was $379 million. Capital expenditures were $344 million, which funded primarily new, contracted on-site supply systems for customers. The company invested $40 million in acquisitions, primarily industrial packaged gas businesses in North America, and spent $227 million repurchasing stock, net of issuances. $838 million of stock repurchases have been completed under the $1 billion repurchase program which the company announced in July 2007. Praxair’s debt-to-capital ratio was 45.2% at the end of the quarter. After-tax return-on-capital ratio was 14.8%, and return-on-equity was 24.6%*.

In North America, first-quarter sales reached $1,454 million, 21% above the prior year. Sales grew in all major end markets, led by energy and general manufacturing. Operating profit grew 21% to $262 million.

In Europe, sales in the first quarter of $390 million grew 18%. Currency effects contributed 13% to sales growth. Underlying sales growth came primarily from growth in merchant and packaged gases volumes in Spain, Italy, and Germany. First-quarter operating profit of $87 million rose 21% from the prior-year period.

In South America, first-quarter sales of $466 million grew 34% versus the prior year quarter due to higher prices and volumes, and favorable currency effects of 19%. Sales growth came primarily from higher sales to metals and manufacturing markets, and new plant start-ups. Operating profit rose 35% to $89 million in the quarter.

Sales in Asia grew 26% to $211 million in the quarter primarily attributable to strong volume growth. Sales in China, India, and Korea increased to electronics, chemicals and manufacturing markets. Operating profit in the quarter grew 37% to $37 million from the prior-year period, and the operating margin increased to 17.5%.

Praxair Surface Technologies had first-quarter sales of $142 million, 14% above the prior-year quarter. Higher sales to energy markets primarily drove sales growth. Operating profit grew 14% to $24 million from the 2007 quarter.

For the second quarter of 2008, Praxair expects diluted earnings per share in the range of $1.02 to $1.06. This represents earnings growth of 15% to 19% above the second quarter of 2007.

For the full year of 2008, Praxair expects year-over-year sales growth in the range of 13% to 16%. The company expects diluted earnings per share to be in the range of $4.10 to $4.25, excluding the effect of the first-quarter pension settlement charge. This represents 13% to 17% growth from 2007*. Full-year capital expenditures are expected to be about $1.5 billion, supporting an increasing number of contracts for on-site production plants globally which will come on-stream over the next three years and generate strong revenue and earnings growth.

Commenting on the results and business outlook, Chairman and Chief Executive Officer Steve Angel said, “We had a very strong first quarter. Our results show solid organic sales growth in all our major end markets and geographic regions, led by South America and Asia. We are continuing to see strength in energy markets and emerging economies. Demand for industrial gases for environmental applications is growing. As a result, the size of our project backlog is unprecedented. Therefore, we have a positive outlook in a mixed global economy, and expect that our results will continue to reflect strong year-over-year growth in sales and earnings.”

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2007 sales of $9.4 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

P-27/08

*See the attachments for calculations of non-GAAP measures related to 2008 operating profit, net income, and diluted earnings per share adjusted to exclude a $17 million pension settlement charge, $11 million after-tax, 3 cents EPS. All year-over-year comparisons, including percentage changes, are based on adjusted amounts for 2008 which exclude the pension settlement charge. The attachments also include calculations of non-GAAP measures related to after-tax return-on-capital; return-on-equity; and debt-to-capital ratios.

Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and Appendix: Non-GAAP Measures

A teleconference on Praxair’s first-quarter results is being held this morning, April 23, at 11:00 am Eastern Time. The number is (617) 224-4324 -- Passcode: 88781456. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of tax, environmental, home healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s latest Annual Report on Form 10-K filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share data)
(UNAUDITED)

	Quarter Ended
	March 31,
	2008	2007

SALES (a)	$2,663	$2,175
Cost of sales	1,595	1,282
Selling, general and administrative	335	286
Depreciation and amortization	210	182
Research and development	24	24
Other income (expense) - net (b)	(17)	2
OPERATING PROFIT	482	403
Interest expense - net	47	38
INCOME BEFORE INCOME TAXES	435	365
Income taxes	122	95
	313	270
Minority interests	(15)	(9)
Income from equity investments	9	4
NET INCOME	$307	$265

PER SHARE DATA

Basic earnings per share	$0.98	$0.83

Diluted earnings per share	$0.96	$0.81

Cash dividends	$0.375	$0.30

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)	313,936	320,763
Diluted shares outstanding (000's)	320,409	326,787
(a)	Sales for the 2008 quarter increased $20 million from the contractual pass-through of hydrogen feedstock costs, with minimal impact on operating profit compared to 2007. Sales for the quarter increased $162 million due to currency effects versus 2007.

(b)	Other income (expense) for the 2008 quarter includes a pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share).

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	March 31,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$21	$17
Accounts receivable - net	1,907	1,723
Inventories	483	474
Prepaid and other current assets	221	194
TOTAL CURRENT ASSETS	2,632	2,408

Property, plant and equipment - net	8,221	7,963
Goodwill	2,040	1,967
Other intangibles - net	140	134
Other long-term assets	967	910
TOTAL ASSETS	$14,000	$13,382

LIABILITIES AND EQUITY
Accounts payable	$888	$818
Short-term debt	952	788
Current portion of long-term debt	40	40
Other current liabilities	995	1,004
TOTAL CURRENT LIABILITIES	2,875	2,650

Long-term debt	3,582	3,364
Other long-term liabilities	1,990	1,905
TOTAL LIABILITIES	8,447	7,919

Minority interests	344	321
Shareholders' equity	5,209	5,142
TOTAL LIABILITIES AND EQUITY	$14,000	$13,382

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended
	March 31,
	2008	2007
OPERATIONS
Net income	$307	$265
Depreciation and amortization	210	182
Accounts receivable	(184)	(73)
Inventory	(9)	(16)
Payables and accruals	58	(72)
Pension contributions	(11)	(11)
Other	8	23
Net cash provided by operating activities	379	298

INVESTING
Capital expenditures	(344)	(285)
Acquisitions	(40)	(296)
Divestitures and asset sales	16	4
Net cash used for investing activities	(368)	(577)

FINANCING
Debt increase (decrease) - net	329	540
Purchases of common stock, net of issuances	(227)	(186)
Cash dividends	(117)	(96)
Excess tax benefit on stock option exercises	5	14
Minority interest transactions and other	1	(3)
Net cash (used for) provided by financing activities	(9)	269

Effect of exchange rate changes on cash and
cash equivalents	2	-

Change in cash and cash equivalents	4	(10)
Cash and cash equivalents, beginning-of-period	17	36

Cash and cash equivalents, end-of-period	$21	$26

PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

	Quarter Ended
	March 31,
	2008	2007
SALES
North America (a)	$1,454	$1,205
Europe (b)	390	330
South America (c)	466	348
Asia (d)	211	167
Surface Technologies (e)	142	125
Total sales	$2,663	$2,175

OPERATING PROFIT
North America (a)	$262	$217
Europe	87	72
South America	89	66
Asia	37	27
Surface Technologies	24	21
Segment operating profit	499	403
Pension settlement charge	(17)	-
Total operating profit	$482	$403
(a)	North American 2008 sales for the quarter increased $20 million from the contractual pass-through of hydrogen feedstock costs, with minimal impact on operating profit compared to 2007. Sales for the quarter increased $36 million due to currency effects versus 2007.

(b)	European 2008 sales for the quarter increased $42 million due to currency effects versus 2007.

(c)	South American 2008 sales for the quarter increased $65 million due to currency effects versus 2007.

(d)	Asian 2008 sales for the quarter increased $10 million due to currency effects versus 2007.

(e)	Surface Technologies 2008 sales for the quarter increased $9 million due to currency effects versus 2007.

PRAXAIR, INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL SUMMARY
(Millions of dollars, except per share data)
(UNAUDITED)

	2008	2007
	Q1	Q4	Q3	Q2	Q1
FROM THE INCOME STATEMENT
Sales	$2,663	$2,523	$2,372	$2,332	$2,175
Cost of sales	1,595	1,493	1,394	1,388	1,282
Selling, general and administrative	335	314	294	296	286
Depreciation and amortization	210	207	196	189	182
Research and development	24	26	24	24	24
Other income (expenses) – net	(17)	1	(4)	4	2
Operating profit	482	484	460	439	403
Interest expense - net	47	50	44	41	38
Income taxes	122	115	106	103	95
Minority interests	(15)	(16)	(9)	(9)	(9)
Income from equity investments	9	13	4	5	4
Net income	$307	$316	$305	$291	$265

PER SHARE DATA
Diluted earnings per share	$0.96	$0.98	$0.94	$0.89	$0.81
Cash dividends per share	$0.375	$0.30	$0.30	$0.30	$0.30
Diluted weighted average shares outstanding (000's)	320,409	323,328	324,920	326,301	326,787

FROM THE BALANCE SHEET
Total debt	$4,574	$4,192	$4,003	$3,700	$3,736
Total capital (a)	10,127	9,655	9,120	8,784	8,433
Debt-to-capital ratio (a)	45.2%	43.4%	43.9%	42.1%	44.3%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$379	$587	$592	$481	$298
Capital expenditures	344	402	360	329	285
Acquisitions	40	127	22	31	296
Cash dividends	117	94	95	96	96

OTHER INFORMATION
Number of employees	27,948	27,992	27,479	28,035	27,681
After-tax return on capital (ROC) (a)	14.8%	15.7%	15.5%	15.3%	14.8%
Return on equity (ROE) (a)	24.6%	25.3%	25.1%	25.0%	23.5%

SEGMENT DATA
SALES
North America	$1,454	$1,381	$1,306	$1,293	$1,205
Europe	390	354	325	336	330
South America	466	444	419	393	348
Asia	211	210	190	179	167
Surface Technologies	142	134	132	131	125
Total sales	$2,663	$2,523	$2,372	$2,332	$2,175
OPERATING PROFIT
North America	$262	$255	$244	$231	$217
Europe	87	86	78	79	72
South America	89	85	84	76	66
Asia	37	34	30	30	27
Surface Technologies	24	24	24	23	21
Segment operating profit	499	484	460	439	403
Pension settlement charge	(17)	-	-	-	-
Total operating profit	$482	$484	$460	$439	$403

(a) Non-GAAP measure, see Appendix.

PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Millions of dollars, except per share data)
(UNAUDITED)

Definitions of the following non-GAAP measures may not be comparable to similar definitions used by other companies. Praxair believes that its (i) debt-to-capital ratio is appropriate for measuring its financial leverage; (ii) after-tax return on invested capital ratio (ROC) is an appropriate measure for judging performance as it reflects the approximate after-tax profit earned as a percentage of investments by all parties in the business (debt, minority interests and shareholders’ equity); (iii) return on equity ratio (ROE) is an appropriate measure for judging performance for shareholders; and (iv) 2008 adjusted operating profit, net income and diluted EPS which are adjusted for the impact of the 2008 Q1 pension settlement charge helps investors understand underlying performance on a comparable basis.

	2008	2008
	Q1	Q4	Q3	Q2	Q1
Total Capital
Total debt	$4,574	$4,192	$4,003	$3,700	$3,736
Minority interests	344	321	255	234	230
Shareholders' equity	5,209	5,142	4,862	4,850	4,467
Total Capital	$10,127	$9,655	$9,120	$8,784	$8,433

Debt-to-Capital Ratio	45.2%	43.4%	43.9%	42.1%	44.3%

After-Tax Return on Capital (ROC)

Adjusted operating profit (see below)	$499	$484	$460	$439	$403

Less: income taxes	(122)	(115)	(106)	(103)	(95)
Less: tax benefit on pension
settlement charge*	(6)	-	-	-	-
Less: tax benefit on interest expense	(13)	(13)	(11)	(11)	(10)
Add: income from equity investments	9	13	4	5	4
Net operating profit
after-tax (NOPAT)	$367	$369	$347	$330	$302

Beginning capital	$9,655	$9,120	$8,784	$8,433	$7,943
Ending capital	$10,127	$9,655	$9,120	$8,784	$8,433
Average capital	$9,891	$9,388	$8,952	$8,609	$8,188

ROC %	3.7%	3.9%	3.9%	3.8%	3.7%

ROC % (annualized)	14.8%	15.7%	15.5%	15.3%	14.8%

Return on Equity (ROE)

Adjusted net income (see below)	$318	$316	$305	$291	$265

Beginning shareholders' equity	$5,142	$4,862	$4,850	$4,467	$4,554
Ending shareholders' equity	$5,209	$5,142	$4,862	$4,850	$4,467
Average shareholders' equity	$5,176	$5,002	$4,856	$4,659	$4,511

ROE %	6.1%	6.3%	6.3%	6.2%	5.9%

ROE % (annualized)	24.6%	25.3%	25.1%	25.0%	23.5%

2008 Adjusted Operating profit, Net income and Diluted EPS

	First Quarter		Full Year 2008 Guidance
	2008	2007	Low End	High End
Reported operating profit	$482	$403
Add: pension settlement charge*	17	-
Adjusted operating profit	$499	$403
Percentage change from Q1 2007	24%

Reported net income	$307	$265
Add: pension settlement charge*	11	-
Adjusted net income	$318	$265
Percentage change from Q1 2007	20%

Diluted weighted average shares	320,409	326,787

Reported diluted EPS	$0.96	$0.81	$4.07	$4.22
Add: pension settlement charge*	0.03	-	0.03	0.03
Adjusted Diluted EPS	$0.99	$0.81	$4.10	$4.25

Reported 2007 Diluted EPS	$0.81		$3.62	$3.62
Percentage change from 2007	22%		13%	17%
*	A pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share) was recorded in the 2008 first quarter related to lump sum benefit payments made from the U.S. supplemental pension plan to a number of recently retired senior managers, including Praxair's former chairman and chief executive officer.

CONTACT:
Praxair, Inc.
Media
Susan Szita Gore, 203-837-2311
susan_szita-gore@praxair.com
or
Investors
Elizabeth Hirsch, 203-837-2354
liz_hirsch@praxair.com